Exhibit 10.2

DEFERRED STOCK UNIT AGREEMENT
FOR NONEMPLOYEE DIRECTORS

Non-transferable

G R A N T T O

_________________________________
(the “Grantee”)

by Lowe’s Companies, Inc. of units representing the right to receive

_________________________________

shares of its Common Stock, $0.50 par value

pursuant to and subject to the provisions of the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as amended and restated, and to the Terms and Conditions set forth on the following page.

Except as otherwise provided in Section 2 of the Terms and Conditions, the Units shall vest and no longer be subject to forfeiture as to the following percentage of the Units awarded hereunder, on the following date:

Percentage of Units	Date of Vesting

100%	The earlier of the first anniversary of the Date of Grant and the day immediately preceding the [ ] Annual Meeting of Shareholders

Notwithstanding the vesting of the Units on the Date of Vesting set forth above or as otherwise provided in Section 2 of the Terms and Conditions, the Grantee’s rights in and to Shares shall be subject to Sections 4 and 5 of the Terms and Conditions.

IN WITNESS WHEREOF, Lowe’s Companies, Inc., acting by and through its duly authorized officer, has caused this Agreement to be executed as of the Award Date.

LOWE’S COMPANIES, INC.

By:________________________________

Date of Grant:

Accepted by Grantee:_____________________________________

TERMS AND CONDITIONS

1.Grant of Units. Lowe’s Companies, Inc. (the “Company”) hereby grants to the Grantee named on Page 1 hereof (“Grantee”), subject to the restrictions and the other terms and conditions set forth in the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as amended and restated (the “Plan”) and in this award agreement (this “Agreement”), deferred stock units (the “Units”) representing the right to receive the number of shares indicated on Page 1 hereof of the Company’s Common Stock (the “Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.Vesting of Units. As of the Date of Grant, the Units shall be “Unvested Units” and fully forfeitable. Unvested Units shall fully vest and cease to be forfeitable, and become “Vested Units,” as of the earliest to occur of the following:

(a)The Date of Vesting as specified on Page 1 hereof;
(b)The date Grantee’s service to the Board of Directors of the Company is terminated by reason of Grantee’s death or Disability; or
(c)The date Grantee retires or otherwise terminates service on the Board of Directors if approved by the Committee in its sole discretion (with Grantee, if a member of such Committee, abstaining from such determination).

If Grantee’s service to the Board of Directors of the Company terminates for any reason prior to the Unvested Units becoming Vested Units in accordance with this Section 2, Grantee shall forfeit all of Grantee’s right, title and interest in and to the Unvested Units as of the date of Grantee’s termination of service, and no Shares shall be issuable with respect to such Unvested Units.

3.    Deferral Account; Dividend Units. Vested Units shall be credited to a bookkeeping account in the name of the Grantee on the books and records of the Company (the “Deferral Account”). Within thirty (30) days after the payment date of any cash dividend with respect to shares of Common Stock of the Company, the Grantee’s Deferral Account in addition shall be credited with the number of Units determined by dividing (a) the product of the total number of Unvested Units held by the Grantee plus the number of Units credited to the Grantee’s Deferral Account as of the record date for such dividend multiplied by the per share amount of the dividend, by (b) the Fair Market Value of a share of Common Stock on such record date (the “Dividend Units”). Dividend Units shall be immediately one hundred percent (100%) vested in the Grantee when credited to the Grantee’s Deferral Account.

4.    Receipt of Shares. The Company will issue all of the Shares represented by Vested Units plus any additional shares of Common Stock of the Company represented by Dividend Units credited to the Grantee’s Deferral Account to the Grantee, or in the event of the Grantee’s death to the Grantee’s estate, as soon as practicable following the Grantee’s termination of service as a member of the Board of Directors of the Company. The form of payment shall be one share of the Company’s Common Stock for each Unit credited to the Grantee’s Deferral Account and cash for any fractional Unit.

5.     Limitation of Rights. The Units and Dividend Units do not confer to Grantee any rights of a shareholder of the Company unless and until shares of Common Stock of the Company are in fact issued to the Grantee pursuant to Section 4.

6.     Restrictions on Transfer and Pledge. No right or interest of the Grantee in the Units and Dividend Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an affiliate.

7.Plan Controls. The terms contained in the Plan (including without limitation provisions regarding changes in capital structure of the Company) are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

8.Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

9.Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

10.Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

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Lowe’s Companies, Inc.
1000 Lowes Boulevard
Mooresville, NC 28117
Attn: Executive Vice President, General Counsel and Corporate Secretary

or any other address designated by the Company in a written notice to Grantee. Notices to the Grantee will be directed to the address of the Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

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